Exhibit 10.2

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This Confidential Separation Agreement and General Release ("Agreement") is between Thomas McLain ("Executive") and Vermillion, Inc. (“Company").

WHEREAS, Executive and Company are parties to that certain Employment Agreement effective as of March 18, 2013 (the “Employment Agreement”); and

WHEREAS, Executive and Company are parties to that certain Proprietary Information and Inventions Agreement (“PIIA”), that certain Stock Option Award Agreement, dated March 27, 2013 and as revised February 4, 2014, and that certain Stock Option Award Agreement, dated March 27, 2014 (both Stock Option Award Agreements together, the “Option Award Agreements”);

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Executive and Company agree as follows:

1.Executive’s employment with Company is hereby terminated at the close of business on April 23, 2014 (the “Separation Date”).  Executive hereby is removed from any and all board, officer, committee and other positions that Executive holds with Company and, as applicable, its affiliates as of the Separation Date.

2.Provided that Executive signs and returns this Agreement to Company within 21 days after his receipt thereof (but not before the Separation Date), does not revoke this Agreement pursuant to Section 10 below, and complies with the terms of this Agreement, the Employment Agreement (including, without limitation, Sections 10-12 thereof) and the PIIA, (a) Executive shall be entitled to the special severance benefits set forth in Sections 5(i) and (ii) of the Employment Agreement (the “Severance Benefits”), subject to the terms and conditions of Section 5 of the Employment Agreement, and (b) notwithstanding anything to the contrary in the Option Award Agreements, all outstanding stock options subject to the Option Award Agreements to the extent vested and exercisable as of the Separation Date shall remain exercisable until the earliest to occur of (i) the 12-month anniversary of the Separation Date, (ii) the date on which such stock options would have expired if Executive’s employment had continued through the full term of such stock options and (iii) the date on which Executive breaches this Agreement, the PIIA or any other agreement between Executive and the Company or any of its affiliates.  The Severance Benefits shall commence at such time(s) as set forth in Section 5 of the Employment Agreement.  Executive agrees that he would not otherwise be entitled to, or receive, Severance Benefits and the other benefits set forth in this Section 2 if he did not sign this Agreement.

3.Regardless of whether he signs this Agreement, Executive also will receive any earned and unpaid base salary and vacation pay through the Separation Date, payable in accordance with Company policy.  Executive’s employee benefits after the Separation Date will be determined by applicable benefit plans (as in effect or amended from time to time in Company’s discretion).  Executive agrees that Company and the other Released Parties (as defined below) do not owe him any other amounts except as contained in Section 5 of the

Employment Agreement or set forth in Sections 2 or 3 of this Agreement, including without limitation any salary, bonus, severance pay, or other payments or benefits of any kind.

4.“Released Parties” as used in this Agreement include:  (a) Company and its past, present, and future parents, divisions, subsidiaries, partnerships, affiliates, and other related entities, and (b) each of the foregoing entities' and persons’ past, present, and future owners, trustees, fiduciaries, administrators, shareholders, directors, officers, partners, members, associates, agents, employees, and attorneys, and (c) the predecessors, successors and assigns of each of the foregoing persons and entities.

5.Executive, and anyone claiming through Executive or on his behalf, hereby waives and releases Company and the other Released Parties with respect to any and all claims, whether currently known or unknown, that Executive now has or has ever had against Company or any of the other Released Parties arising from or related to any act, omission, or thing occurring or existing at any time prior to or on the date on which Executive signs this Agreement.  Without limiting the generality of the foregoing, the claims waived and released by Executive hereunder include, but are not limited to, all claims under the Age Discrimination in Employment Act; all claims under any other federal, state, local, employment, services or other law, regulation, ordinance, constitutional provision, executive order or other source of law; all claims arising out of Executive’s employment, compensation, other terms and conditions of employment, or termination from employment; all claims for employment discrimination, harassment, retaliation and failure to accommodate; and all contract, tort and other common law claims, including without limitation all claims for breach of contract (oral, written or implied) (including, without limitation, the Employment Agreement and the Option Award Agreements), wrongful termination, defamation, invasion of privacy, infliction of emotional distress, tortious interference, fraud, estoppel and unjust enrichment.  Notwithstanding the foregoing, the releases and waivers in this Section 5 shall not apply to any claim for unemployment or workers’ compensation, or a claim that by law is non-waivable.  Executive confirms that he has not filed any legal or other proceeding(s) against any of the Released Parties, is the sole owner of the claims released herein, has not transferred any such claims to anyone else, and has the full right to grant the releases and agreements in this Agreement.  In the event of any further proceedings based upon any released matter, none of the Released Parties shall have any further monetary or other obligation of any kind to Executive, and Executive hereby waives any such monetary or other recovery.

6.Except as required by law, Executive will not disclose the existence or terms of this Agreement to anyone except his accountants, attorneys and spouse, and shall ensure that each such person complies with this confidentiality provision.  Executive will immediately return to Company all documents and other property of Company and the other Released Parties.

7.Executive hereby reaffirms and confirms that he remains subject to, and shall continue to comply with, Sections 10-12 of the Employment Agreement.  Executive agrees that he has no present or future right to employment with Company or any of the other Released Parties and will not apply for employment with any of them.

8.Following the Separation Date, Executive shall cooperate fully with Company and the other Released Parties in transitioning his responsibilities as requested by Company, and shall cooperate fully in any administrative, investigative, litigation or other legal matter(s) that may arise or have arisen involving Company or any of the other Released Parties and which in any way relate to or involve Executive’s employment with Company.  The Executive's obligation to cooperate hereunder shall include, without limitation, meeting and conferring with such persons at such times and in such places as Company and the other Released Parties may reasonably require, and giving truthful evidence and truthful testimony and executing and delivering to Company and any of the other Released Parties any truthful papers reasonably requested by any of them.  The Executive shall be reimbursed for reasonable out-of-pocket expenses that the Executive incurs in rendering cooperation after the Separation Date pursuant to this Section 8.

9.Nothing in this Agreement is intended to or shall be construed as an admission by Company or any of the other Released Parties that any of them violated any law, breached any obligation or otherwise engaged in any improper or illegal conduct with respect to Executive or otherwise.  The Released Parties expressly deny any such illegal or wrongful conduct.

10.Executive understands and agrees that:  (a) this is the full and final release of all claims against the Released Parties through the date he signs this Agreement; (b) he knowingly and voluntarily releases claims hereunder for valuable consideration to which he is not otherwise entitled; (c) he hereby is and has been advised of his right to have his attorney review this Agreement (at his cost) before signing it; (d) he has 21 days to consider whether to sign this Agreement; and (e) he may, at his sole option, revoke this Agreement upon written notice delivered to Company’s Vice President, Finance and  Chief Accounting Officer at 12117 Bee Caves Road, Building III, Suite 100, Austin, Texas 78738, within 7 days after signing it.  This Agreement will not become effective until this 7-day period has expired and will be void if Executive revokes it within such period or if Executive executes it before the Separation Date.

11.This Agreement embodies the entire agreement of the parties regarding the matters described herein and supersedes any and all prior and/or contemporaneous agreements, oral or written, between the parties regarding such matters and Executive and Company agree that the Employment Agreement is terminated, null and void as of the Separation Date, provided that (a) Sections 5, 7, 10-14 and 16-22 and 24 of the Employment Agreement, (b) the PIIA and (c) the Option Award Agreements (except as expressly modified in Section 2(b) above), all shall survive the termination of Executive’s employment and the Employment Agreement and continue in full force and effect in accordance with their respective terms. This Agreement is enforceable by Company and its affiliates and may be assigned or transferred by Company to, and shall be binding upon and inure to the benefit of, any parent or other affiliate of Company or any person which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets, stock or business of the Company or of any division thereof.  Executive may not assign any of his rights or obligations under this Agreement.  This Agreement is governed by the internal laws of the State of Texas, and may be modified only by a writing signed by both parties.  Any party's failure to enforce this Agreement in the event of one or more events which violate this Agreement shall not constitute a waiver of any right to enforce this Agreement against subsequent violations.  Any provision of this Agreement found unenforceable by a court shall be severed without affecting the remainder of this Agreement.

12.It is intended that any amounts payable under this Agreement will be exempt from (or, if applicable, comply with) Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations relating thereto, and this Agreement shall be interpreted and construed accordingly.  Any reimbursement payable to Executive pursuant to this Agreement shall in no event be paid later than the last day of the calendar year following the calendar year in which the Executive incurred the reimbursable expense.  Any amount of expenses eligible for reimbursement or in-kind benefit provided during a calendar year shall not affect the amount of expenses eligible for reimbursement or in-kind benefit to be provided during any other calendar year.  The right to reimbursement or to an in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

13.This Agreement may be executed in two counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

THE PARTIES STATE THAT THEY HAVE READ THE FOREGOING, UNDERSTAND EACH OF ITS TERMS, AND INTEND TO BE BOUND THEREBY:

THOMAS McLAINVERMILLION, INC.

__/s/ Thomas McLain_____	By: __/s/ Eric Schoen___
Title: VP, Finance & CAO____
Date:____5/2/2014_______	Date:_____5/9/14__________